Exhibit 2.02

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

A. Description of Capital Stock and Class A Preferred Shares

General

Braskem S.A. (“Company,” “we” or “us”) is a corporation (sociedade por ações) organized under the laws of Brazil. Our registered office is located at Rua Eteno, 1561, Pólo Petroquímico, Camaçari, BA, Brazil, 42810-000. Our principal executive office is located at Rua Lemos Monteiro, 120, 24th floor, Butantã, São Paulo, SP, Brazil, 05501-050. We are registered with the Commercial Registry of the state of Bahia (Junta Comercial do Estado da Bahia) under NIRE No. 29.300.006.939 and with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or the “CVM”), under No. 482-0. We are enrolled with the Brazilian Taxpayers’ Registry (Cadastro Nacional de Pessoas Jurídicas – CNPJ) under No. 42.150.391/0001-70.

Our by-laws are governed by the laws of Brazil. An English translation of our by-laws is incorporated by reference as an exhibit to our annual report on Form 20-F. In Brazil, a company’s by-laws (estatuto social) is the principal governing document of a corporation (sociedade por ações).

The following description of our capital stock and Brazilian laws and regulations is a summary and does not purport to be complete.

Capital Stock

As of December 31, 2024, we had a share capital of R$8,043,222,080, equal to 797,207,834 total shares (including treasury shares), consisting of 451,668,652 common shares, 345,060,392 class A preferred shares and 478,790 class B preferred shares. As of December 31, 2024, all of our authorized shares were issued, other than 27 class A preferred shares held in treasury. All of our share capital is fully paid. All of our shares are without par value.

We are authorized, by resolution of our board of directors and without amending our by-laws, to issue up to 1,152,937,970 total shares, consisting of 535,661,731 common shares, 616,682,421 class A preferred shares and 593,818 class B preferred shares.

Under Brazilian Law No. 6,404/1976 (the “Brazilian Corporate Law”), and under our by-laws, the number of issued and outstanding non-voting shares or shares with limited voting rights, such as our class A preferred shares and class B preferred shares, may not exceed two thirds of our total outstanding share capital. Each of our common shares entitles its holder to one vote at our shareholders’ meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation. Our class A preferred shares and class B preferred shares are non-voting, except in limited circumstances, and have priority over our common shares in the case of our liquidation.

Corporate Purpose

Article 2 of our by-laws establishes our corporate purposes, which include:

•	the manufacture, trading, import and export of chemical and petrochemical products and petrochemical derivatives;
•	the production, distribution and trading of utilities such as: steam, water, compressed air, industrial gases, as well as the provision of industrial services;

•	the production, distribution and trading of electricity for its own consumption and that of other companies;
•	holdings of equity stakes in other companies, pursuant to the Brazilian Corporate Law, as a holder of quotas or shares;
•	the manufacture, distribution, trading, import and export of gasoline, diesel oil, liquefied petroleum gas, and other oil derivatives.
•	the transportation, representation and consignment of petrochemical products and by-products, compounds and derivatives, such as polypropylene, polypropylene films, polyethylene, elastomers and their respective manufactured products;
•	the free lease or loan of assets that are owned or possessed thereby because of a commercial leasing agreement, provided that this is carried out as an ancillary activity to the main corporate purpose of our Company; and
•	the provision of services related to the activities above.

Rights of Holders of our Shares

Generally, only our common shares have voting rights. Our preferred shares have voting rights only in exceptional circumstances.

As permitted by the Brazilian Corporate Law, our by-laws specify that no less than 25% of our adjusted net income for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. Under our by-laws, our preferred shareholders are entitled to an annual non-cumulative preferential dividend (the “Minimum Preferred Dividend”) equal to 6% of their pro rata share of our capital before dividends may be paid to our common shareholders.

The Brazilian Corporate Law and our by-laws provide that our preferred shares will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay the minimum dividends to which our preferred shares are entitled. This voting right will continue until the Minimum Preferred Dividend is paid in full. Considering that the Company has not paid dividends for the past three consecutive fiscal years, our preferred shares are now entitled and will continue to be entitled to voting rights until the Minimum Preferred Dividend is paid.

Pursuant to our by-laws, all of our shares are entitled to tag along rights equivalent to 100% of the price paid in the event of a change of control, subject to certain exceptions set forth in article 12 of our by-laws. Notwithstanding the provisions of our by-laws, pursuant to the Brazilian Corporate Law, our common shares are entitled to tag along rights equivalent to at least 80% of the price paid for such common shares in the event of a change of control.

In addition, in the event of our liquidation and following the payment of all of our outstanding liabilities, holders of our shares are entitled to receive their pro rata interest in any remaining assets, in accordance with their respective participation in our capital.

Our shareholders have preemptive rights to subscribe for new shares issued by us, pursuant to the Brazilian Corporate Law, but are not obligated to subscribe for future capital increases. Pursuant to the Brazilian Corporate Law, our by-laws provide that the preemptive right may be excluded in the event of an issuance of shares to be sold on a stock exchange or publicly subscribed, except if involving voting shares or securities convertible into voting shares.

Pursuant to the Brazilian Corporate Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive a shareholder of: (i) the right to participate in the distribution of net income; (ii) the right to participate equally and proportionally in any residual assets in the event of liquidation of the Company; (iii) preemptive rights in the event of issuance of new shares, convertible debentures or subscription warrants, as per Brazilian Corporate Law, except as described in the preceding paragraph; (iv) the right to hold management accountable in accordance with the provisions of the Brazilian Corporate Law; and (v) the right to withdraw from us in the cases specified in the Brazilian Corporate Law, including merger with another company or consolidation in a transaction in which our Company is not the surviving entity.

Dividends and Dividend Policy

Payment of Dividends

When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporate Law and our by-laws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. If we declare dividends, we must pay them by the end of the fiscal year for which they are declared. Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends, unless another record date is approved. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year. Pursuant to Brazilian Corporate Law, our by-laws and our dividend distribution policy, we have historically distributed annual dividends (except in years in which we have not had adjusted net income or our management has informed the annual shareholders’ meeting that such payment is incompatible with our financial condition).

Our Finance and Investments Committee will review, prior to the review by our board of directors, any management proposal regarding the distribution of dividends or interest on capital stock.

Our board of directors may declare interim dividends based on the accrued profits recorded or the realized profits in our annual or interim financial statements. In addition, we may pay dividends approved by our board of directors from net income based on our unaudited interim financial statements. We may pay dividends based on quarterly interim financial statements, provided that the sum of the dividends paid in each quarter (if any) does not exceed the amounts included in our capital reserve accounts. We may set off any payment of interim dividends against the mandatory distributable amount for the year in which the interim dividends were paid.

Before any allocation of dividends is made, 5% of adjusted net income is allocated in accordance with Brazilian Corporate Law and our by-laws to the legal reserve, subject to the limits established in Brazilian Corporate Law. Our shareholders will be entitled to receive as mandatory dividend 25% of the adjusted net income for the fiscal year, in accordance with Article 202 of Brazilian Corporate Law, except in a year in which our management has informed the annual shareholders’ meeting that such payment is incompatible with our financial condition, in which case such retained amount shall be allocated to a special reserve and distributed as soon as our financial condition permits unless it is absorbed by subsequent losses.

Dividends are allocated to preferred shares as follows: (i) class A and class B preferred shares have the same priority in the distribution, in each fiscal year, of non-cumulative dividends corresponding to 6% of their unit value (as defined below); (ii) common shares are entitled to dividends only after payment of the priority dividend referred to in item (i) above; (iii) only common shares and class A preferred shares participate in the distribution of shares resulting from the incorporation of reserves into capital; and (iv) the “unit value” of shares is calculated by dividing the capital by the total outstanding shares (considering, for such effect, the total shares issued by the Company, including shares held in treasury).

The value of the priority dividend is calculated for the purposes of the mandatory dividend, but it is not limited by it, in accordance with Article 203 of Brazilian Corporate Law. Therefore, the priority dividend must be paid in full even if it is greater than the mandatory dividend, being limited only by the amount of net profit eligible for distribution.

After payment of the priority dividend, if there is any remaining dividend to be distributed (mandatory and/or complementary), the remaining amount of the dividend will be allocated successively as follows: (i) upon payment to the common shares of a dividend up to the limit of the priority dividend, i.e., upon payment to each common share of up to 6% of the unit value (as defined above) of the shares; and (ii) if there is still an amount remaining, upon payment to the common shares and class A preferred shares, under equal condition, so that each common share or class A preferred share receives the same dividend. Class B preferred shares do not participate in the distribution of remaining amounts after payment of the priority dividend.

The annual shareholders meeting is responsible for considering and voting on the allocation of the Company’s net profit for the year, determined annually based on the audited financial statements, which must be held within the four months following the end of the fiscal year, based on proposal of our management. The Company may, as decided by the board of directors, declare interim dividends, as described above, subject to certain conditions established in section 5.2 of our dividend policy, as referred to above, including the requirement that a proposal for complementary dividend distribution must take into account the impact of such distribution on the net debt/EBITDA ratio of the Company measured in U.S. dollars and that such ratio, after any distribution, may not be greater than 2.5 times in the year of the distribution and in the two subsequent years, based on long- term projections of the Company, considering the risks of theses projection being lower. Without prejudice to the aforementioned, the net debt/EBITDA ratio may remain temporarily above 2.5 times during a period in which the Company is making strategic investments that create value for shareholders and there is an expectation of generating future cash flow that contributes to this leverage ratio returning to a level not greater than 2.5 times. In this scenario, the management of the Company will not make a proposal for complementary distributions.

The Company also may, by decision of the board of directors, pay interest on capital payable to its shareholders, in accordance with Article 9, paragraph 7, of Brazilian Law No. 9,249/95 and the pertinent legislation.

Unless decided otherwise at the shareholders’ meeting, the interim dividends and interest on capital payable (the latter based on the amount net of withholding income tax) are calculated towards the priority dividend and the mandatory dividend.

Pursuant to the Brazilian Corporate Law, dividend entitlements lapse after three years from the date their payment was due.

Calculation of Adjusted Net Income

At each annual shareholders’ meeting, our board of directors is required to recommend how to allocate our net profits for the preceding fiscal year, which recommendation our board of executive officers initially submits to our board of directors for approval. This allocation is subject to approval by our common shareholders. The Brazilian Corporate Law defines “net profits” for any fiscal year as our net income for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ participation in our net profits in that fiscal year. Under the Brazilian Corporate Law, our adjusted net income available for distribution is equal to our net profits in any fiscal year, reduced by amounts allocated to our legal reserve and other applicable reserves, and increased by any reversals of reserves that we constituted in prior years.

Dividend Preference of Preferred Shares

Under our by-laws, our preferred shareholders are entitled to a Minimum Preferred Dividend, equal to 6% of the unit value (as defined above) of such shares, before dividends may be paid to our common shareholders. Distributions of dividends in any year are made:

•	first, to the holders of preferred shares, up to the amount of the Minimum Preferred Dividend for such year;
•	then, to the holders of common shares, until the amount distributed in respect of each common share is equal to the amount distributed in respect of each preferred share; and
•	thereafter, to the holders of our common shares and our class A preferred shares on a pro rata basis.

Our class B preferred shareholders are not entitled to receive any additional dividend amounts after they have received the Minimum Preferred Dividend. If the Minimum Preferred Dividend is not paid for a period of three years, holders of preferred shares will be entitled to full voting rights until the Minimum Preferred Dividend is paid. Considering that the Company has not paid dividends for the past three consecutive fiscal years, our preferred shares are now entitled and will continue to be entitled to voting rights until the Minimum Preferred Dividend is paid.

Mandatory Distributions

As permitted by the Brazilian Corporate Law, our by-laws specify that no less than 25% of our adjusted net income for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. We refer to this amount as the mandatory distributable amount.

Under the Brazilian Corporate Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized profit reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized profit reserve are realized in subsequent years, and if not absorbed by subsequent losses, such amounts must be added to the dividend payment relating to the year of realization.

The Brazilian Corporate Law permits us to suspend the mandatory distribution if our board of directors reports to our annual shareholders’ meeting that the distribution would be incompatible with our financial condition at that time, provided that this does not affect the payment of the Minimum Preferred Dividend. Our fiscal council must opine on any suspension of the mandatory distribution. In addition, our management must report the reasons for any suspension of the mandatory distribution to the CVM. We must allocate net profits not distributed by us as a result of a suspension of a special reserve and, if not absorbed by subsequent losses, we must distribute these amounts as soon as our financial condition permits. In case our profits reserves, as defined in the Brazilian Corporate Law, exceed our share capital, the excess must be credited to shareholders’ equity or used for the payment of distributions.

Interest Attributable to Shareholders’ Equity

Brazilian companies, including us, are permitted to pay interest attributable to shareholders’ equity as an alternative form of payment of dividends to their shareholders. These payments may be deducted when calculating Brazilian income tax and social contribution tax. The interest rate applied to these distributions generally cannot exceed the long-term interest rate (Taxa de Juros de Longo Prazo – TJLP) for the applicable period. The amount of interest paid that we could deduct for tax purposes cannot exceed the greater of:

•	50% of our net income (after the deduction of the provision for social contribution tax and before the deduction of the provision for corporate income tax) before considering any such distribution for the period for which the payment is made; and
•	50% of the sum of our retained earnings and profit reserves.

Any payment of interest attributable to shareholders’ equity to holders of common shares, preferred shares or American Depositary Shares (“ADSs”), whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a tax haven jurisdiction. A tax haven jurisdiction is a country (i) that does not impose income tax or whose income tax rate is lower than 20% or (ii) which does not permit disclosure of the identity of shareholders of entities organized under its jurisdiction. Under our by-laws, we may include the amount distributed as interest attributable to shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

Public Tender Offer upon Sale of Control

Pursuant to our by-laws, all of our shares are entitled to tag along rights equivalent to 100% of the price paid in the event of a change of control, subject to certain exceptions set forth in article 12 of our by-laws. Notwithstanding the provisions of our by-laws, pursuant to the Brazilian Corporate Law, our common shares are entitled to tag along rights equivalent to at least 80% of the price paid for such common shares in the event of a change of control.

Shareholders’ Meetings

Under the Brazilian Corporate Law and our by-laws, we must hold an annual shareholders’ meeting by April 30 of each year to:

•	approve or reject the management financial plan (prestação de contas) and financial statements approved by our board of directors and prepared by the board of executive officers;
•	approve or reject the allocation of net profits and distribution of dividends, if applicable;
•	elect members of our board of directors (upon expiration of their two-year term) and members of our fiscal council, subject to the right of minority shareholders to elect members of our board of directors and our fiscal council; and
•	approve or reject the annual aggregate compensation of our executive officers and directors, as well as the compensation of the members of the Company’s fiscal council.

In addition to the annual shareholders’ meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.

Under the Brazilian Corporate Law, the holders of our common shares have the power, among other powers, to vote at shareholders’ meetings to:

•	amend our by-laws;
•	approve any capital increase in excess of the amount of our authorized capital;
•	approve any capital reduction;
•	accept or reject the valuation of assets contributed by any of our shareholders in exchange for the issuance of our share capital;
•	suspend the rights of any of our shareholders in default of their obligations established by law or by our by-laws;
•	authorize the issuance of convertible debentures, in excess of the amount of our authorized capital;
•	approve any reorganization of our legal form or any merger, consolidation or spin-off involving us;
•	authorize our dissolution and liquidation, the election and dismissal of liquidators appointed in connection with any dissolution or liquidation of our Company, and the examination of the liquidators’ accounts;
•	participate in a centralized group of companies (as defined under the Brazilian Corporate Law);

•	approve the aggregate compensation payable to our directors and executive officers;
•	authorize management to declare us insolvent or bankrupt and to request judicial reorganization (recuperação judicial) (a procedure involving our protection from our creditors similar in many respects to a reorganization under the U.S. bankruptcy code);
•	elect and substitute members of our board of directors and fiscal council;
•	modify the number of members on our board of directors;
•	alter our dividend policy; and
•	authorize the delisting of our shares.

We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in a newspaper designated by our shareholders with general circulation in Bahia, where we maintain our registered office. As a general rule, on the first call of any meeting, the notice must be published no fewer than three times, beginning at least 21 calendar days prior to the scheduled meeting date. Due to certain remote voting requirements, we convene our annual shareholders’ meetings at least 30 days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our by-laws, a description of the subject matter of the proposed amendment.

For a valid action to be taken at a shareholders’ meeting, shareholders representing at least 25% of our issued and outstanding voting share capital must be present on first call. However, shareholders representing at least two-thirds of our issued and outstanding voting share capital must be present at a shareholders’ meeting called to amend our by-laws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. The quorum requirements do not apply to a meeting held on the second call, and the shareholders’ meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Voting Rights

Under the Brazilian Corporate Law and our by-laws, each of our common shares entitles its holder to one vote at our shareholders’ meetings. Our preferred shares generally do not confer voting rights, except under certain limited circumstances. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

Generally, holders of our preferred shares are not entitled to vote on any matter, except (i) with respect to the election of one member of our board of directors by (1) preferred shareholders holding at least 10% of our total share capital, or, (2) if no group of common or preferred shareholders meets the thresholds described above, shareholders holding at least 10% of our total share capital, and (ii) in the limited circumstances described above and as provided below. Preferred shareholders are also entitled to appoint one member of the fiscal council and the respective alternate.

The Brazilian Corporate Law and our by-laws provide that our preferred shares will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay the minimum dividends to which our preferred shares are entitled. This voting right will continue until the Minimum Preferred Dividend is paid in full. Our preferred shareholders will also obtain unrestricted voting rights if we enter into a liquidation process. Considering that the Company has not paid dividends for the past three consecutive fiscal years, our preferred shares are now entitled and will continue to be entitled to voting rights until the Minimum Preferred Dividend is paid.

Liquidation

We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

Upon our liquidation, our preferred shares have a liquidation preference over our common shares in respect of the distribution of our net assets. In the event of our liquidation, the assets available for distribution to our shareholders would be distributed first to our preferred shareholders in an amount equal to their pro rata share of our legal capital, prior to making any distributions to our common shareholders. If the assets to be so distributed are insufficient to fully compensate our preferred shareholders for their legal capital, each of our preferred shareholders would receive a pro rata amount (based on their pro rata share of our legal capital, excluding our common shares in such calculation) of any assets available for distribution.

Preemptive Rights

Under the Brazilian Corporate Law, each of our common and class A preferred shareholders has a general preemptive right to subscribe for our shares or securities convertible into our shares in any capital increase, in proportion to the number of our shares held by such shareholder. In accordance with the applicable legislation and our by-laws, the holders of class B preferred shares (which are special shares paid up with resources provided for in certain tax incentive legislation) do not have preemptive rights in case of capital increases resulting from capitalization of profits or reserves (bonus shares). In the event of a capital increase that would maintain or increase the proportion of our capital represented by our class A preferred shares, holders of our class A preferred shares would have preemptive rights to subscribe to newly issued class A preferred shares only. In the event of a capital increase that would reduce the proportion of our capital represented by our class A preferred shares, holders of such preferred shares would have preemptive rights to subscribe to any new class A preferred shares in proportion to the number of our shares that they hold, and to our common shares only to the extent necessary to prevent dilution of their interests in our total capital.

Under our by-laws, except when issuing voting shares or securities convertible into voting shares, our board of directors or our shareholders, as the case may be, may decide to reduce the term of preemptive rights or not to extend preemptive rights to our shareholders with respect to any issuance of our non-voting shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or through a stock exchange. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares. Holders of ADSs may not be able to exercise the preemptive rights relating to our class A preferred shares underlying their ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), is effective with respect to those rights and the securities to which the rights relate or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of the ADSs, and we may not file any such registration statement.

Redemption, Amortization and Tender Offers

Our by-laws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporate Law defines “redemption” (resgate de ações) as the payment of the value of the shares to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporate Law defines “amortization” (amortização) as the distribution to shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

The Brazilian Corporate Law authorizes us, by means of a decision made at our shareholders’ meeting, to redeem shares not held by our controlling shareholder, if, after a tender offer effected as a consequence of delisting, our controlling shareholder increases its participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

Rights of Withdrawal

The Brazilian Corporate Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our Company and be reimbursed by us for the book value of our common or preferred shares that it then holds.

This right of withdrawal may be exercised by the holders of the adversely affected common or preferred shares if we decide:

•	to create a new class of our preferred shares with greater privileges than the existing classes of our preferred shares;
•	to increase an existing class of our preferred shares relative to the other classes of our preferred shares (unless such actions are provided for or authorized by our by-laws); or
•	to modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of our preferred shares.

In addition, holders of our common and preferred shares may exercise their right of withdrawal if we decide to undertake any of the following actions:

•	to merge with another company or to consolidate with another company in a transaction in which our Company is not the surviving entity;
•	to transfer all of our shares to another company or to acquire all of the shares of another company in exchange for their or our shares (“incorporação de ações”);
•	to participate in a centralized group of companies as defined under the Brazilian Corporate Law;
•	to reduce the mandatory distribution of dividends;
•	to change our corporate purposes; or
•	to spin off a portion of our Company.

Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the press release concerning the relevant shareholders’ meeting is published, whichever is earlier, will be entitled to withdrawal rights.

Shareholders will not be entitled to this right of withdrawal if the shares of the entity resulting from a merger, incorporation, consolidation of our Company or participation of our Company in a group of companies have a minimum level of market liquidity and are dispersed among a sufficient number of shareholders. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder holds less than half of the class and type of the outstanding shares. In case of a spin-off, the right of withdrawal will only exist if there is a significant change in the corporate purpose or a reduction in the mandatory dividend.

The redemption of shares arising out of the exercise of any withdrawal rights would be made at book value per share, determined based on their most recent audited balance sheet approved by our dissenting shareholders. However, if the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued based on a balance sheet prepared specifically for this purpose. The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders’ meeting that approved one of the matters described above. Our shareholders may reconsider any resolution giving rise to withdrawal rights within 10 days following the expiration date for such rights if we believe that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

Shareholders’ Agreements

Braskem S.A. Shareholders’ Agreement

Novonor S.A. – Em Recuperação Judicial (“Novonor”), previously known as Odebrecht S.A.; NSP Investimentos S.A. (“NSP Inv.” together with Novonor, “Grupo Novonor”), previously known as OSP Investimentos S.A.; Petróleo Brasileiro S.A. – Petrobras (“Petrobras”); and Petrobras Química S.A. – Petroquisa (“Petroquisa”), with Braskem S.A. and BRK Investimentos Petroquímicos S.A. (“BRK”), as intervening parties, entered into a shareholders’ agreement (the “Braskem S.A. Shareholders’ Agreement”), effective February 8, 2010, which has a term of 35 years, as amended on September 21, 2018 and on December 15, 2021. The Braskem S.A. Shareholders’ Agreement superseded the shareholders’ agreement that formerly governed the relationship between Petrobras, Petroquisa, Novonor and Nordeste Química S.A. regarding our shares.

Under the Braskem S.A. Shareholders’ Agreement, for so long as Petrobras owns a direct or indirect stake in us:

•	six members of our board of directors and their alternates shall be designated by Grupo Novonor; and (ii) four members of our board of directors and their alternates shall be designated by Petrobras for so long as Petrobras owns, directly or indirectly, an aggregate of 30% or more of our voting share capital;
•	six members of our board of directors and their alternates shall be designated by Grupo Novonor; and (ii) three members of our board of directors and their alternates shall be designated by Petrobras for so long as Petrobras owns, directly or indirectly, an aggregate of 18%, but less than 30%, of our voting share capital;
•	two members of our fiscal council and their alternates shall each be designated by Grupo Novonor and Petrobras, one of which will serve as president and be designated by Petrobras, for so long as Petrobras owns, directly or indirectly, an aggregate of 30% or more of our voting share capital; and
•	two members of our fiscal council and their alternates shall be designated by Petrobras for so long as they own, directly or indirectly, an aggregate of 18%, but less than 30%, of our voting share capital and for so long as Grupo Novonor has the right to elect more than a majority of the members.

In any of the abovementioned events, for so long as Grupo Novonor owns, directly or indirectly, an aggregate of 50.1% of our voting share capital, the designation of at least the absolute majority of members of our board of directors shall always be secured.

Under the Braskem S.A. Shareholders’ Agreement, Grupo Novonor is entitled to elect the chairman of the board of directors, and Petrobras, as long as it holds a direct and indirect stake in excess of 18% of our voting share capital, is entitled to elect the vice president of our board of directors.

Under the Braskem S.A. Shareholders’ Agreement, Grupo Novonor is entitled to nominate our chief executive officer, and the parties to it shall make the members of the board of directors appointed by them vote to ratify the appointment made by Grupo Novonor. Our chief executive officer must choose our chief financial officer from among three nominees submitted by Grupo Novonor and the executive officer responsible for our investment and portfolio area from among three nominees submitted by Petrobras, whereas Grupo Novonor and Petrobras shall cause the members of the board of directors appointed by them to vote so as to ratify the choices made by the chief executive officer. Our chief executive officer has the power to nominate the other members of our board of executive officers. After being submitted to the People and Organization Committee for review and after these nominations, the officers will be elected at a board of directors’ meeting.

Under the Braskem S.A. Shareholders’ Agreement, the simple majority of the members of the board of directors has the power to approve our business plan. However, for so long as Petrobras owns, directly or indirectly, an aggregate of less than 30% and more than 18% of our voting share capital, we are prohibited from taking certain strategic actions unless a consensus regarding those actions is reached between Grupo Novonor and Petrobras, including, among others:

•	actions affecting our share capitalization or the rights of holders of our shares;
•	mergers, spin-offs or similar transactions;
•	investments and purchases of non-current assets with a value of more than 30% of our non-current assets;
•	dispositions of non-current assets with a value in excess of 10% of our non-current assets;
•	creation of liens on our non-current assets with a value of more than the lesser of R$350 million and 20% of our non-current assets; and
•	actions that would result in our violating specified financial covenants.

Under the Braskem S.A. Shareholders’ Agreement, we have agreed that investments that we make to increase our capacity in petrochemical inputs, resins and other products must be supported by an evaluation demonstrating profitability under standards such as net present value or internal rate of return. Each of the parties to it has granted a right of first refusal to us with respect to the development of any petrochemical project that such parties propose to pursue. If we decide not to participate in any such proposed project, each of such parties has agreed that we will have the right to market the products produced by the proposed project on conditions satisfactory to us and such parties.

On December 15, 2021, Novonor, NSP Inv. and Petrobras entered into a second amendment to the Braskem S.A. Shareholders’ Agreement and agreed that, if Braskem’s migration to the Novo Mercado segment of the São Paulo Stock Exchange (Brasil, Bolsa, Balcão, or the “B3”) is not implemented, the rights and obligations provided for in the Braskem S.A. Shareholders’ Agreement related to the right of first refusal granted to us with respect to the development of any petrochemical project shall lapse by October 31, 2024.

Under the Braskem S.A. Shareholders’ Agreement, each party to it has the right to sell a pro rata portion of its common shares of us in connection with any direct or indirect sale of our common shares by the other party to a third party.

On March 6, 2024, we received a joint letter from the shareholders who are signatories to the Braskem S.A. Shareholders’ Agreement, i.e., Novonor, NSP Inv. and Petrobras, through which these shareholders formalized and informed that the members of the Company’s Board of Directors to be elected by the Shareholders in accordance with the Braskem S.A. Shareholders’ Agreement and classified by them as independent directors under current regulations will not have their voting rights in any way bound by the terms of the Shareholders’ Agreement.

Under the Braskem S.A. Shareholders’ Agreement, each of the parties to it has agreed:

•	subject to certain exceptions, not to grant any liens on any of its Braskem shares held by each of them; to grant a right of first refusal and tag along rights to the other parties to the Braskem S.A. Shareholders’ Agreement with respect to any sale of its Braskem shares;
•	in the event that a party’s interest in our voting share capital is diluted in a transaction involving one or more of the other parties to the Braskem S.A. Shareholders’ Agreement, the diluted party will have the right, but not the obligation, to purchase shares of Braskem from the diluting parties in an amount that would, after giving effect to such purchase, result in the diluted party holding the same percentage interest in our voting share capital that it held immediately prior to the dilution event; and
•	in the event that any party acquires or receives a right to acquire common shares of Braskem from a third party, to offer to sell to the other parties to the Braskem S.A. Shareholders’ Agreement an amount of common shares of Braskem that would, after giving effect to such sale, result in each of such parties to the Braskem S.A. Shareholders’ Agreement holding the same direct and/or indirect proportion of the common shares of Braskem that such parties held prior to the acquisition of common shares of Braskem from the third party.

Disclosures of Share Ownership

Brazilian regulations require that (i) our controlling shareholder, directly or indirectly, and (ii) any person or group of persons representing a person that has directly or indirectly acquired or sold an interest that exceeds upwards or downwards, the threshold of 5%, 10%, 15%, and so on, of any class or type of shares of our capital stock to disclose its or their share ownership or divestment to the CVM and to the B3.

Form and Transfer

Our preferred shares and common shares are held in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporate Law, which provides that a transfer of shares is effected by our transfer agent, Banco Itaú S.A., by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Brazilian Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

The B3 operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the B3 (through a Brazilian institution that is duly authorized to operate by the Brazilian Central Bank and maintains a clearing account with the clearing and settlement chamber of the B3). Shares subject to the custody of the clearing and settlement chamber of the B3 are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the B3 and will be treated in the same manner as shareholders registered in our books.

Regulation of Foreign Investments

Trading on the B3 by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes (a “non-Brazilian holder”) is subject to certain limitations under Brazilian foreign investment regulations. With limited exceptions, non-Brazilian holders may trade on the B3 only in accordance with the requirements of Resolution No. 4,373 of the Brazilian National Monetary Council. Resolution No. 4,373 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions that are authorized by the Brazilian Central Bank and the CVM. In addition, Resolution No. 4,373 requires non-Brazilian holders to restrict their securities trading to transactions on the B3 or qualified over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 4,373 to other non-Brazilian holders through private transactions.

Exchange Controls

There are no restrictions on ownership or voting of our capital stock by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments, interest on shareholders’ equity payments and proceeds from the sale of our share capital into foreign currency and to remit such amounts outside Brazil is subject to exchange control procedures under foreign investment legislation and foreign exchange regulations, which generally require, among other things, the registration of the relevant investment with the Brazilian Central Bank and/or the CVM, as the case may be.

Investments in our class A preferred shares by (i) a holder not deemed to be domiciled in Brazil for Brazilian tax purposes, (ii) a non-Brazilian holder who is registered with the CVM under Annex I of Resolution No. 4,373 or (iii) the Depositary (as defined herein), are eligible for registration with the Brazilian Central Bank. This registration (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, converted at the commercial market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of our class A preferred shares.

B. Description of American Depositary Shares

General

The following description of our ADSs is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the amended and restated deposit agreement (the “Deposit Agreement”) dated January 4, 2017 among Braskem S.A., The Bank of New York Mellon (the “Depositary”), as depositary, and the holders from time to time of ADSs issued thereunder, including the form of American Depositary Receipts (“ADRs”).

American Depositary Shares

The Bank of New York Mellon, as Depositary, will register and deliver ADSs. Each ADS will represent two class A preferred shares, which are referred to in this section as “shares” (or a right to receive two shares) deposited with Itaú Unibanco S.A., as custodian for the Depositary in Brazil. Each ADS will also represent any other securities, cash or other property that may be held by the Depositary. The deposited shares together with any other securities, cash or other property held by the Depositary are referred to as the deposited securities. The Depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company (“DTC”). If you hold ADSs directly, you are a registered ADS holder (an “ADS holder”). This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement among us, the Depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in the section “Where You Can Find More Information” in this annual report.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash

The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Any cash distribution will be net of any expenses of conversion into U.S. dollars and will be without regard to any distinctions among ADS holders because of exchange restrictions, the date of delivery of any ADSs or otherwise. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See the section “Item 10. Additional Information—Taxation” in our annual report. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares

The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may (i) make these rights available to ADS holders and, upon their instruction, exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the Depositary that it is legal to do so. If the Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the Depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other distributions

The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the Depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the Depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible. However, the Depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

In any situation where holders of shares have a right to vote, ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. If we request the Depositary to solicit your voting instructions (and we are not required to do so), the Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. The Depositary will try, as far as practical, subject to the laws of Brazil and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the Depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the Depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote the shares represented by your ADSs. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

The Depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the Depositary. Where the Depositary converts currency itself or through any of its affiliates, the Depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Deposit Agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the Depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the Depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the Depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the Depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the Depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the Depositary as a holder of deposited securities, the Depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the Depositary receives new securities in exchange for or in lieu of the old deposited securities, the Depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the Depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the Depositary will continue to hold the replacement securities, the Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the Depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

How may the Deposit Agreement be terminated?

The Depositary will initiate termination of the Deposit Agreement if we instruct it to do so. The Depositary may initiate termination of the Deposit Agreement if:

•	60 days have passed since the Depositary told us it wants to resign but a successor Depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;
•	the Depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;
•	we appear to be insolvent or enter insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	all or substantially all of the deposited securities have been redeemed for cash or otherwise purchased for cash in a transaction that is mandatory and binding on the Depositary;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the Deposit Agreement will terminate, the Depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the Depositary may sell the deposited securities. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the Depositary will sell as soon as practicable after the termination date.

After the termination date and before the Depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The Depositary will continue to collect distributions on deposited securities, but, after the termination date, the Depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;
•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the Deposit Agreement;
•	are not liable if we or it exercises discretion permitted under the Deposit Agreement;
•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•	the Depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;
•	when you owe money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System (“DRS”), and Profile Modification System (“Profile”), will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary arising out of or relating to our shares, the ADSs or the Deposit Agreement. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the Deposit Agreement, be deemed to have waived our or the Depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.